As filed with the Securities and Exchange Commission on September 6, 2016

Registration No. 333-200732

Registration No. 333-207806

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-200732

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-207806

Under

The Securities Act Of 1933

RELYPSA, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0893742
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Cardinal Way

Redwood City, California 94063

(650) 421-9500

(Address, telephone number of principal executive offices)

Oliver Kronenberg

Group General Counsel

Galenica AG

Untermattweg 8-P.O. Box

CH-3027 Bern, Switzerland

+41.58.852.81.11

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Andrew Levine

Jeffrey Symons

Jones Day

250 Vesey Street

New York, New York 10281

(212) 326-3939

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Deregistration of Securities

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Relypsa, Inc., a Delaware corporation (“Relypsa”), with the Securities and Exchange Commission (“SEC”) registering shares of Relypsa’s Common Stock, Preferred Stock, Debt Securities, Warrants, Purchase Contracts and Units:

1.	Registration Statement No. 333-200732, filed December 4, 2014.

2.	Registration Statement No. 333-207806, filed November 4, 2015.

On September 1, 2016, pursuant to an Agreement and Plan of Merger dated as of July 20, 2016, among Relypsa, Vifor Pharma USA Inc., a Delaware corporation (“Merger Sub”), and an indirect wholly owned subsidiary of Galenica AG, a public limited company existing under the laws of Switzerland (“Parent”), Relypsa merged with and into Merger Sub (the “Merger”), with Relypsa continuing as surviving corporation and an indirect wholly owned subsidiary of Parent.

In connection with the Merger, Relypsa has terminated all offerings of Relypsa’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, Relypsa is filing this post-effective amendment to the Registration Statements to deregister all of such securities of Relypsa registered but unsold as of the effective time of the Merger under the Registration Statements, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Relypsa, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on this 6th day of September, 2016.

RELYPSA, INC.

By:	/s/ Oliver P. Kronenberg
Name:	Oliver P. Kronenberg
Title:	Executive Vice President